Exhibit 10.21
Kos Pharmaceuticals, Inc.
2006 Non-Employee Director Compensation

	Per Meeting	Annual
Board Meetings:

Annual Retainer		$30,000

Meetings*	$2,500

Committees:

Chairperson Retainer		$7,500 **

Meetings*	$2,500

Stock Option Awards:

Upon First Election		20,000 shares

Each Annual Meeting		20,000 shares

Restricted Stock Awards:

Each Annual Meeting		5,000 shares

*	Telephone attendance fees are $500 per meeting.

**	Audit committee chairperson receives $10,000 annual retainer.